Exhibit 10.1

AMENDMENT TO

STOCK PURCHASE AGREEMENT

This Amendment To Stock Purchase Agreement (the “Amendment”) is entered into on September 14, 2004, by and among (i) Segmentz, Inc., a Delaware corporation (the “Buyer”), and (ii) Brad Kelley (“BK”), and Jeff Wiseman (“JW” and together with “BK” collectively the “Sellers”). The Buyer and the Sellers are referred to collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, on December 1, 2003, the Parties entered into that certain Stock Purchase Agreement (the “Dasher Stock Agreement”) pertaining to the purchase by Buyer of all of the outstanding capital stock of Dasher Express, Inc., a Kentucky corporation (referred to herein as “Dasher Express”);

WHEREAS, the closing of the transactions contemplated in the Dasher Stock Agreement took place on or about December 31, 2003;

WHEREAS, on August 9, 2004, the Buyer entered into a Stock Purchase Agreement (the “Express-1 Stock Agreement”) with Mike Welch, John Welch, Jim Welch, Keith Avery and Ralf Mojsiejenko (the “Express-1 Sellers”), pertaining to the purchase by Buyer of all of the outstanding capital stock of Express-1, Inc., a Michigan corporation (referred to herein as “Express-1”);

WHEREAS, the closing of the transactions contemplated in the Express-1 Stock Agreement took place on September 1, 2004;

WHEREAS, the Sellers desire to consent to an election by Buyer under Section 338(h)(10) of the Internal Revenue Code; and

WHEREAS, the Parties desire to revise the Dasher Stock Agreement as provided for in this Amendment;

NOW THEREFORE, for and in consideration of the mutual covenants and provisions set forth herein, and for other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, Buyer and Sellers hereby agree as follows:

1. Except as otherwise defined herein, all capitalized terms used in this Amendment shall have the respective meanings ascribed thereto in the Dasher Stock Agreement.

2. Sellers hereby consent to the joint election by the Sellers and Buyer under Section 338(h)(10) of the Internal Revenue Code (the “IRS Election”). Sellers agree to execute such documents and instruments as Buyer may reasonably request to accomplish the IRS Election.

3. Buyer hereby covenants and agrees, at Buyer’s sole cost and expense, that Buyer shall indemnify, protect and save Sellers, and each and every one of them, harmless from and against any and all Adverse Consequences of any kind or of any nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Sellers, or any one or more of them, in direct connection with or directly arising from or out of the IRS Election or Sellers’ consent thereto (collectively, the “Indemnified Matters”), including but not limited to:

a.	Taxes, interest, penalties and/or fees imposed by the Internal Revenue Service, the Kentucky Revenue Cabinet and any other taxing authority against Sellers, or any one or more of them, in connection with the IRS election; and

b.	Taxes, interest, penalties and/or fees imposed by the Internal Revenue Service, the Kentucky Revenue Cabinet and any other taxing authority against Sellers, or any one or more of them, in connection with the performance of Buyer’s obligations for the Indemnified Matters; and

c.	Attorneys, accountants and experts fees and costs of investigations incurred in defending against and/or settling such Indemnified Matters and any amounts paid in settlement thereof, with legal counsel and experts to be selected by Buyer; and

d.	Reasonable attorneys, accountants and experts fees incurred in connection with the negotiation and preparation of this Amendment.

Buyer’s obligations for the Indemnified Matters and pursuant to the provisions of this Section (i) shall survive the termination or expiration of the Dasher Stock Agreement and the closing of the transactions contemplated therein, (ii) shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or the pursuit of any other remedies by Sellers against Buyer under the terms of the Dasher Stock Agreement, and (iii) shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or the pursuit of any other remedies by the Buyer against the Sellers under the terms of the Dasher Stock Agreement. The Buyer shall wire transfer immediately available funds totaling Two Hundred and Sixty-Five Thousand Dollars ($265,000) (the “Estimated Payment”) to Sellers not later than September 15, 2004, which sum represents a preliminary estimate of the total amount which Buyer will owe to Sellers for the Indemnified Matters. Buyer and Sellers each hereby acknowledge that the Estimated Payment shall not be construed as liquidated damages nor final payment for the Indemnified Matters, nor shall the Estimated Payment limit in any way Buyer’s obligations for the Indemnified Matters pursuant to this Amendment. After the IRS Election is made, no later than June 30, 2005, a declaration of actual cost to the Sellers for the Indemnified Matters through April 30, 2005 shall be made to the Buyer requesting additional payments for actual costs in excess of the Estimated Payment or returning the amount by which the Estimated Payment exceeds the actual costs of the Indemnified Matters through April 30, 2005. Supporting documentation must accompany the declaration. The Buyer and Sellers agree that the declaration of actual costs to Sellers through April 30, 2005 does not in any way limit the obligation of the Buyer for the Indemnified Matters.

4. The definition of “Revenues” as set forth in Section 1 of the Dasher Stock Agreement is deleted and the following is hereby inserted in lieu thereof:

“Revenues” means all existing and future revenues of Dasher Express; plus all existing and future revenues of Express-1; plus all revenue generated by after acquired entities that handle expedite business; plus all revenue from expedites handled through the central call center operations from Buyer’s network of terminals. For the year ended December 31, 2004, “Revenues” shall also include all revenues of Express-1 prior to its closing date.

5. For purposes of this Amendment and the Dasher Stock Agreement, “Change in Control” of the Buyer shall mean a change in control (a) as set forth in Section 280G of the Internal Revenue Code or (b) of a nature that would be required to be reported in response to Item 1 of the current report on Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as: (i) any “person”, other than the Sellers, (as such term is used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Buyer representing fifty percent (50%) or more of the combined voting power of the Buyer’s outstanding securities then having the right to vote at elections of directors; or (ii) there is a failure to elect three or more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Buyer to the Board of Directors; or (iii) the individuals who at the commencement date of the Dasher Stock Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, or each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Dasher Stock Agreement; or (iv) the business of Dasher Express is disposed of by the Buyer pursuant to a partial or complete liquidation of the Buyer, a sale of assets (including stock of a subsidiary of the Buyer) or otherwise.

6. For purposes of this Amendment and the Dasher Stock Agreement, “Gross Profit Margins” means the Net Revenues minus cost of goods sold as determined by GAAP accounting methods.

7. For purposes of this Amendment and the Dasher Stock Agreement, “Net Revenues” means Revenue less returns, allowances, and cash discounts taken by customers.

8. Section 2(b)(iii) of the Dasher Stock Agreement is hereby deleted in its entirety, and the following is inserted in lieu thereof:

(iii)	An Annual Payment Amount for each of calendar years 2004 through 2007 (a “Year”), to be determined as follows:

(A) Each Year shall have an established Revenue and Gross Profit threshold (respectively the “Revenue Benchmark” and “Gross Profit Margins” for such Year). The Revenue Benchmarks and Gross Profit Margins for each Year are as follows:

Year Ended	Revenue Benchmark	Gross Profit Margins
12/31/2004	$19,000,000	NA
12/31/2005	$22,000,000	15%
12/31/2006	$26,000,000	15%
12/31/2007	$30,000,000	15%

As shown above, with respect to a Year (except the Year ending 12/31/2004, where only the Revenue Benchmark shall apply) where Revenue equals or exceeds both the Revenue Benchmark and the Gross Profit Margins for such Year, the Buyer shall pay to the Sellers for such Year an Annual Payment Amount of Two Hundred Ten Thousand Dollars ($210,000) (or immediately available funds or in Buyer’s Shares as detailed in subsection (C) hereof).

(B) Not later than 45 days after the end of each year through 2008, Buyer shall (i) review Dasher Express and Express-1’s combined financial performance for the prior year, (ii) shall compile calculations setting forth in sufficient detail Dasher Express and Express-1’s combined Revenues for the prior year, and any resulting Annual Payment Amount due as a result thereof (an “APA Report”), and (iii) shall deliver the APA Report to Sellers. Sellers shall have 15 days after the date of mailing (the “APA Objection Period”) to provide Buyer, in writing, with any objections Sellers shall have to the calculations set forth in the APA Report (“APA Objections”). In the event Buyer has not received any such APA Objections within the APA Objection Period, the APA Report shall be considered final and conclusive, and any Annual Payment Amount due thereunder shall be paid by Buyer to Sellers within 15 days after the expiration of the APA Objection Period. In the event Buyer receives one or more APA Objections within the APA Objection Period, the Parties hereto shall collectively agree upon an outside, independent accounting firm which shall then be engaged to compile the information required to be included in the APA Report. Once completed, the APA Report compiled by the outside independent accounting firm shall be conclusive, and any Annual Payment Amount due thereunder shall be paid by Buyer to Sellers within 15 days of the date thereof. Any costs associated with the engagement of an outside independent accounting firm shall be shared equally by the Parties.

(C) Each Annual Payment Amount shall be paid, at the Sellers’ option, in either immediately available funds or in Buyer Shares that will be registered for sale within 90 days of Sellers notification of intent to have payment made in Buyer Shares. If the Sellers chose to have the payment made in Buyers Shares, the value used for determining the number of shares issued will be the average market price per share determined by a weighted average of the closing price of the stock over the ten trading days ending March 15 immediately following the Benchmark Year.

(D) Sellers shall have the right at any time and from time to time during normal business hours at their sole cost and expense to personally examine or to have agents appointed by them to examine the books and records of Dasher Express, Express-1, and Buyer’s Affiliated Group to verify the correctness of the computation of Revenues.

(E) In the event one or more of the Annual Payment Amounts is not earned as a result of a failure to meet the Benchmark for any such Year as set forth above, and Revenue in the amount of $30,000,000 is achieved for the fiscal year ending December 31, 2008, then, and in that event, Buyer shall pay to Sellers any Annual Payment Amounts not previously earned.

(F) In the event of a “Change of Control” prior to fiscal year ending December 31, 2008, all Annual Payment Amounts will be considered earned and the Buyer shall pay to the Sellers all remaining Annual Payment Amounts within 180 days after the event.

(G) In the event Buyer terminates the employment of 3 or more of the Express-1 Sellers without cause as defined in each Express-1 Seller’s employment agreement, all Annual Payment Amounts due to Sellers will be considered earned and the Buyer shall pay to the Sellers all remaining Annual Payments Amounts within 180 days after the event.

(H) In the event Buyer terminates the employment of both the Sellers without cause as defined in the Employment Agreements, all Annual Payment Amounts due to Sellers will be considered earned and the Buyer shall pay to the Sellers all remaining Annual Payments Amounts within 180 days after the event.

(I) On the date of this agreement the Sellers will be granted two hundred and eighty thousand (280,000) common stock purchase warrants, with an exercise price of $1.75, exercisable as follows:

Number of Warrants	Exercise Period
70,000	May 15, 2005 to June 15 2005
70,000	May 15, 2006 to June 15 2006
70,000	May 15, 2007 to June 15 2007
70,000	May 15, 2008 to June 15 2008

In the event of a conflict between the terms of this Amendment and the terms of the Dasher Stock Agreement, the terms of this Amendment shall apply. Except as expressly modified by this Amendment, all remaining provisions of the Dasher Stock Agreement are hereby ratified and confirmed and shall remain in full force and effect. Buyer and Sellers confirm that the Revenue Benchmark for the period ending December 31, 2004 has been reached and satisfied as of the date of this Amendment.

IN WITNESS WHEREOF, this Amendment to Stock Purchase Agreement has been executed by the undersigned as of the date first written above.

BUYER:

SEGMENTZ, INC., a Delaware corporation

By:	/s/ Andrew J. Norstrud
Andrew Norstrud, CFO

SELLERS:

/s/ Brad Kelly
BRAD KELLEY

/s/ Jeff Wiseman
JEFF WISEMAN